EXHIBIT 3.1
CERTIFICATE OF AMENDMENT OF
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ORIGEN FINANCIAL, INC.
     ORIGEN FINANCIAL, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is Origen Financial, Inc.
     2. The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the definition of “Ownership Limit” in ARTICLE VII, subsection 7.1 thereof and by substituting in lieu of said definition the following:
“Ownership Limit” shall mean, with respect to each class or series of Equity Stock, 7.5% of the number of outstanding shares of such class or series of Equity Stock.
     3. This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, Origen Financial, Inc. has caused this certificate to be signed by its Chief Executive Officer this 25th day of June, 2008.

ORIGEN FINANCIAL, INC.
By:	/s/ Ronald A. Klein
Ronald A. Klein, Chief Executive Officer